EXHIBIT 99.1

September 12, 2017

Dear Advisors, Investors and Partners,

Steadfast Income REIT has completed the initial damage assessment on our Houston-area properties following Hurricane Harvey, and wanted to provide you with an update.

The Steadfast Income REIT portfolio spans 65 properties in 11 states, and only 9 of these properties were impacted by the hurricane. Considering the significant destruction throughout the region, we are incredibly fortunate that less than 10% of the nearly 2,700 apartment homes Steadfast Income REIT owns in the area sustained any damage:

•	255 apartment homes sustained minor damage from roof leaks and water intrusion.

•	7 vacant units were completely flooded.

•	A few onsite facilities (including clubhouses, leasing offices and laundry facilities) sustained minor damage.

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Our management teams have contracted with remediation companies trained in the proper methods for handling water intrusion, and we expect that the repair work will be completed over the next two weeks.

•	We are working to keep residents apprised of the timeline for repairs, and wherever necessary, have relocated residents to other apartment homes for the duration of the remediation.

We have contacted our insurers and the adjusters will be evaluating the situation. When dealing with claims from a named storm like Hurricane Harvey the insurance process takes more time to determine what damages are covered under respective policies. While the REIT will incur some repair costs, we are fortunate that the impact and loss exposure at each of our affected properties appears not to be material.

However, the offsetting benefit for apartment owners like Steadfast Income REIT is that we have begun to see increased leasing traffic at our Houston properties from area residents as well as corporate housing groups positioning employees in the area for long-term project management.

As the president of a $2 billion REIT, it is easy to get caught up in the facts and figures associated with an event like this. However, I would be remiss if I didn’t recognize the distinctly human side of our business. While many of our management and property associates are dealing with their own personal impacts from the storm, they are working tirelessly to help displaced residents from the Houston area at large, and are taking great pride in welcoming many new residents who now call a Steadfast Income REIT apartment “home”.

Best regards,

Ella Neyland
President
Steadfast Income REIT